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                                                                   EXHIBIT 10.8d
7/11/84
                                    SUBLEASE

SUBLEASE entered into as of this 1st day of August 1984, between SMITTY'S SUPER VALU, INC., a Delaware corporation (hereafter "Smitty's") and SCHWAN BROTHERS PROPERTIES, an Arizona general Partnership (hereafter "Partnership").

Recitals

         A. Smitty's is lessee under a ground lease dated June 24, 1960, with Pasqualetti Properties, Inc., an Arizona corporation, (hereafter the "Master Lease"), for a primary period of 55 years for property located at 16th Street and Pima in the city of Phoenix as more particularly described on Exhibit A attached and outlined in red on Exhibit C attached.

         B. Partnership wishes to sublease from Smitty's approximately seven acres of such property and develop the same on the terms and conditions set forth herein.

         NOW, THEREFORE, the parties agree as follows:

         1. Premises. Smitty's hereby sublease to Partnership and Partnership leases from Smitty's the real property located at 16th Street and Pima in Phoenix, Maricopa County, Arizona, more particularly described on Exhibit B and outlined in green on Exhibit C (hereafter the "Subleased Premises") and includes 305,729 square feet calculated on a gross basis and 279,547 square feet net of dedication for street right of way for Pima Street.

         2. Term. The term shall commence August, 1984 and shall expire December 22, 2015.

         3. Option to Extend Term. Provided that Partnership is not in default under this sublease and further provided that Smitty's exercises its renewal right under the Master Lease, Partnership shall have the option to extend the original term on the same provisions and conditions contained in this Sublease for an additional period of fifty (50) years expiring on December 22, 2065. Such renewal shall be exercised by giving notice in writing to Smitty's no less than one hundred fifty (150) days prior to the expiration of the original term.

         4. Rent. Partnership shall pay to Smitty's for the Leased Premises a base annual rental of $24,107 provided however that for the first 30 months of the term the base rent payable shall be as follows:

         1.       For the first six months              - $10.00
         2.       For the 7th through 12th months       - $470 per month
         3.       For the 13th through 18th months      - $940 per month
         4.       For the 19th through 24th months      - $1,410 per month
         5.       For the 24th through 30th months      - $1,880 per month

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If at the date of a rent increase as provided above Partnership shall have developed a greater proportion of the Leased Premises than the proportion of full rental to be paid for the following six month period then the rental for such period shall be the next higher rental amount. For the purpose of this calculation the word developed. means property which has been improved with buildings, parking lots or drives and is ready for occupancy.

In addition to the rent provided above, commencing with the month following the dedication of land for the construction of Pima Street, Partnership shall pay an additional rental of $1,200 per annum.

All rental payments shall be made monthly in advance and in addition Partnership shall include any sales, franchise or rental tax due on the rental payments.

         5. Rent Increase. The rents provided for in paragraph 4 shall be subject to increase each time that there is an increase in the rent payable by Smitty's or any successor in interest under the Master Lease. Such increase shall be calculated as follows:

Upon an increase of the rent under the Master Lease, the increase in rent payable by Partnership until the next rent increase shall be calculated by multiplying the dollar amount of the increase in Smitty's rent by a fraction, the numerator of which shall be the total square footage of the Leased Premises and the denominator of which is the total square footage being leased by Smitty's under the Master Lease. No such increase shall be payable prior to the earlier of the full development of the property or 30 months from the commencement date of this sublease but upon such date the rental may be increased by the proportionate amount of any increase in rent under the Master Lease effected between the date hereof and such date.

         6. Taxes. Commencing January l, 1985 Partnership shall pay all real property taxes and general and special assessments placed on the Subleased Premises. Smitty's shall use reasonable efforts to cause the buildings, other improvements and land on the Subleased Premises to be separately assessed from the balance of the property leased by Smitty's. If Smitty's is unable to obtain a separate assessment, the assessor's valuation placed on the buildings, other improvements and land of which the SubLeased Premisses are a part shall be used in determining the real property taxes. If this valuating is not available, the parties shall equitably allocate the real property taxes between the buildings and other improvements on the Subleased,Premises and land included within the Subleased Premises and all buildings, other improvements and land included in the tax bill, based upon a reasonable evaluation of the factors that determine the amount of real property taxes. Partnership's proportionate share shall be determined by multiplying the total real property taxes levied and


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assessed against the land of which the Subleased Premises are a part by a fraction, the numerator of which shall be the total square footage of the Subleased Premises ana the denominator of which shall be the total number of square feet leased by Smitty's. Partnership shall pay all taxes levied and assessed against the buildings or other improvements placed on the Subleased Premises by Partnership.

         7. Utilities. Partnership shall pay for all utilities and services furnished to or used by it.

         8. Subject to Master Lease. The lease is subject to the Master Lease, a copy of which has been delivered to Partnership. Smitty's represents that any provisions of this lease that are in conflict with provisions of the Master Lease have been consented to by the Master Landlord.

If the Master Lease terminates for any reason, this lease shall terminate immediately. In the event of such termination, the parties shall be released from all liabilities and obligations under this lease except that, if this lease terminates as a result of Smitty's being in default of its obligations under the Master Lease, Smitty's shall be liable to Partnership for all damages Partnership has suffered as a result of the termination including but not limited to the increased rental payable to the Master Landlord. Smitty's shall not agree to or consent directly or indirectly to a termination of the Master Lease without making provision with the Master Landlord to honor this Sublease at the then existing rental rate. If Smitty's purchases the property this sublease shall not terminate.

As long as Partnership is not in default of any provision of this lease, Smitty's shall be obligated to perform all its obligations under the Master Lease, and during the term of this lease Partnership shall have quiet enjoyment of the Subleased Premises.

         9. Warranties of Smitty's. Smitty's warrants the following to Partnership provided that Partnership is not in default under the terms of this
Sublease:

         (a) Smitty's is not currently in default under the Master Lease and the Master Landlord has no right to terminate the Master Lease;

         (b) Smitty's shall pay all rent due under the Master Lease as it becomes due and will keep the Master Lease in force;

         (c) There are no liens or encumbrances on the Subleased Premises other than the Master Lease.

         10. Right of First Refusal. If the Landlord in the Master Lease presents Smitty's with the option to purchase the entire property as provided in paragraph 15 of the Master Lease and Smitty's decides not to exercise the option, it will promptly


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notify Partnership of the existence of such right prior to the expiration thereof and if Partnership, after such notification and prior to the expiration of such option, advises Smitty's that it wishes to purchase the entire property, Smitty's shall promptly and timely exercise the right to purchase under the Master Lease and assign the same to Partnership. Partnership shall thereupon have the obligation to purchase the entire property upon the terms and conditions offered to Smitty's and shall also pay Smitty's an amount equal to 3% of the purchase price .

         11. Attornment Agreement. Smitty's shall obtain the Master Lease landlord's signature on a Recognition and Attornment Agreement in the form attached as exhibit D and agrees that if Smitty's defaults under the Master Lease Partnership may pay its rent directly to the master landlord. In the event Smitty's defaults in the payment of its rent under the Master Lease, Partnership may make such payment on Smitty's behalf and claim such amount from Smitty's.

         12. Assignment and Subletting. So long as it is not in default hereunder Partnership shall have the right to assign this lease or sublet the Subleased Premises in whole or in part provided that such assignment or subletting shall not release Partnership from any of its obligations hereunder unless Smitty's shall expressly consent to such release in writing.

         13. Dedications and Easements. Smitty's acknowledges that in developing the property, the City of Phoenix and others may require certain street dedications and easements for utilities. Smitty's shall join Partnership in such ordinary and necessary dedication for Pima Street only and such easements as may be necessary to develop the property and shall use all reasonable efforts to obtain the consent of the Master Landlord to any such dedications and easements. In the event satisfactory dedications or easements cannot be agreed upon within a period of 12 months from the sublease commencement date, Partnership may, at its option, cancel this Sublease without any claims, penalty or damages of either party against the other. Partnership acknowledges that any interior streets shall not be dedicated but shall be created only by easements in favor of the neighboring land.

         14. Condemnation. If any portion of the Subleased Premises is taken by condemnation, this lease shall remain in effect, except that Partnership may elect to terminate this lease if 25% or more of the square footage of the Subleased Premises are taken or may elect to partially terminate with respect to any building lot where more than 25% of the square footage of any building or other improvements are taken. If Partnership elects to terminate or partially terminate this lease, Partnership must exercise its right pursuant to this paragraph by giving notice to Smitty's within 60 days after the nature and the extent of the taking have been finally determined. If Partnership elects to terminate or partially terminate this lease as provided in this paragraph, Partnership shall also notify Smitty's of the date of termination,


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which date shall not be earlier than 30 days nor later than 60 days after
Partnership has notified Smitty's of its election to terminate; except that this lease shall terminate or partially terminate on the date of taking if the date of taking falls on a date before the date of termination as designated by Partnership.

If Partnership does not terminate or partially terminate this lease, the lease shall continue in full force, except that the monthly rent shall be reduced by an amount that is in the same ratio to the monthly rent as the total number of square feet in the Subleased Premises bears to the total number of square feet in the Subleased Premises immediately before the date of taking.

If Partnership, as result of condemnation proceedings, elects to partially terminate this lease for any building lot, the lease shall remain in full force and effect for the remaining property except that the rent shall be reduced by an amount that is equal to the rental per square foot the building lot for which the lease has been terminated.

The portion of any condemnation award that is attributed to the land shall be paid to the Master Landlord, that portion of any condemnation award attributable to improvements or to Partnership's leasehold interest shall be paid to Partnership.

         15. Subordination. Smitty's hereby acknowledges that Partnership shall have the power and authority to mortgage or in any other manner encumber any or all the improvements, buildings, structures, equipment, fixtures or other items placed on the Sublease Premises by Partnership, and in each such instance, Smitty's lien for rent shall be subject and subordinate to the rights of the mortgagor or person or corporation holding any such encumbrance. Smitty's shall have the right at all times to pledge as security this Sublease or any part thereof.

         16. Improvements. Partnership represents to Smitty's that it intends to develop the Subleased Premises for industrial purposes, the use of which shall be in accordance with the present zoning. Initial construction and development of the Subleased Premises shall, commence by October 1, 1984, (subject to unavoidable delay not caused by the fault of Partnership) failing which this Sublease shall be cancelled and null and void. Partnership shall submit its plans and specifications for all such improvement and development to Smitty's for approval, which approval shall not be unreasonably withheld. Approval shall be deemed to be given for any plans or specifications which are nor disapproved by Smitty's within fifteen (15) days of receipt. All costs and expenses incurred with respect to the development of the Subleased Premises, including the construction of Pima Street, shall be the responsibility of Partnership. partnership will keep the Subleased Premises and all buildings and improvements thereon and every part thereof at all times during the term of this Sublease properly maintained and free and clear of mechanics' liens and other liens for labor, services, supplies, or material, and at all times will fully pay and

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discharge and hold harmless, Smitty's its successors and assigns, against any and all claims which may or could ripen into such liens, and against all reasonable attorneys' fees, costs and all expenses, damages or outlays which may or might be incurred by Smitty's or Partnership by reason of such liens or claims or the assertion or filing thereof.

Partnership agrees that at the expiration of original term of this Sublease if not extended or the earlier termination thereof, peaceable possession of the Subleased Premises and all improvements thereon will be delivered to Smitty's, except that Partnership shall have the right to remove any of the buildings which may be placed on the Subleased Premises during the first twenty (20) years of the original term of this Sublease; such right of removal shall not extend to buildings and improvements constructed during the last ten (10) years of the original term unless Smitty's shall elect at any time during said last ten (10) year period to renew or extend the term of the Master Lease as therein provided and in such event Partnership shall have the right to remove, alter, improve or replace any building, structure or improvement thereof placed upon the Subleased Premises.

         17. Default. If Partnership at any time during the term of this Sublease shall default in the performance of any covenant or agreement herein contained and shall fail to cure such default within thirty (30) days as to the payment of rent or any other money payment, or within forty-five (45) days as to any other covenant or agreement, after the date of receipt of written notice of any such default, or if the default is of such a character, other than the payment of money, as to require more than forty-five (45) days to cure and Partnership fails to proceed diligently to cure such default or Partnership is adjudicated a bankrupt, Smitty's shall have the right at its election at any time thereafter to reenter and take complete and peaceable possession of the Subleased Premises and to expel Partnership and every person in or upon the Subleased Premises, using such force as may be necessary, and to declare the term of this lease ended, whereupon the right, title and interest of Partnership hereunder as to the Subleased Premises and all improvements thereon shall terminate. In such event Smitty's shall have only the right to sue for and recover all rents and other sums accrued up to the time of such termination. No right or remedy herein conferred upon or reserved to Smitty's is intended to be exclusive of any other right or remedy herein or by law provided and each shall be cumulative and in addition to any right or remedy given herein or now or hereafter existing at law or in equity, or by statute.

If Partnership shall default in the performance of any of its covenants or obligations hereunder, Smitty's, following a forty-five (45) day written notice to that effect, may perform the same for the account and at the expense of Partnership and Partnership shall repay Smitty's such amount as additional rent hereunder.


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If either party shall commence any other party for relief because of party shall pay to the other party reasonable attorney's fees.

Smitty's agrees that the dissolution of Partnership shall not constitute an event of default under this Sublease and that the successors and assigns of the dissolved Partnership may continue as sub-tenant under this Sublease.

         18. Restrictions. No portion of any building to be constructed on the Subleased Premises shall be closer to Sixteenth Street than the present Yellow Front/Checker Auto Building. No part of the Subleased Premises may be used by Partnership, its successors Assignees or Subleases as a food supermarket, meat or fish market, a store selling fresh produce, a drug store or pharmacy. Partnership acknowledges that these restrictions are essential conditions for Smitty's to enter into this Sublease and that any breach thereof will give rise to injunctive relief, damages and may result in cancellation of this Sublease.

         19. Hold Harmless. Partnership during the term of this Sublease covenants and agrees to indemnify and save harmless Smitty's from each and every loss, cost, damage and expense arising out of any accident or other occurrence, causing in jury to or death of persons or damage to property by reason of the fault or negligence of Partnership or any subtenant of Partnership. Partnership further agrees during the term of this Sublease to indemnify and save harmless Smitty's from all damages and penalties arising out of any failure of Partnership to comply with any obligations hereunder.

Smitty's during the term of this Sublease covenants and agrees to indemnify and save harmless Partnership from each and every loss, cost, damage and expense arising out of any accident or other occurrence, causing injury to or death of persons or damage to property by reason of the fault or negligence of Smitty's. Smitty's further agrees during the term of this Sublease to indemnify and save harmless Partnership from all damages and penalties arising out of any failure of Smitty's to comply with any of its obligations hereunder.

         20. Insurance. Partnership agrees to provide, pay for and maintain public liability insurance of not less than One Million Dollars ($1,000,000) with respect to bodily injury or death to any one person and of not less than Three Million Dollars ($3,000,000) with respect to bodily injury or death to any number of persons in one accident, against liability that may or might arise from any accident resulting in injury to or death of any person. Partnership agrees to provide, pay for and maintain fire insurance, with extended perils coverage, and boiler and machinery insurance for the full replacement value on all buildings erected on the Subleased Premises. Partnership further agrees, upon demand, to furnish Smitty's with certificates of insurance or other evidence that such insurance is in effect. All such insurance shall name

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Smitty's and the Master Landlord as additional insured parties as their interests may appear.

         21. Interest. Any payment of rental or other amounts due by Partnership to Smitty's shall, when overdue by more than ten (10) days, be subject to interest payable at the rate of two percent (2%) per annum above the then current prime rate charged by the Valley National Bank to its major commercial accounts.

         22. Notice. Any notice or demand which is required by law or by the provisions of this Sublease shall be in writing and may be personally delivered or deposited in the United States mail, registered or certified, postage paid and shall be deemed to have been received on the day personally delivered or on the second business day following the mailing and shall be addressed as follows:

                  1.       To Smitty's               Smitty's Super Valu, Inc.
                                                     2626 South Seventh Street
                                                     Phoenix, Arizona 85034

                  2.       To Partnership            Schwan Brothers Properties
                                                     2701 North Sixteenth Street
                                                     Phoenix, Arizona

or to such other address as may be designated in writing by either party from time to time.

         23. Successors. This Sublease shall be binding on and inure to the benefit of the parties and their successors, heirs, administrators and assigns.

         24. Effect of Waiver of Conditions or Covenants. No waiver of any conditional or covenant in this Sublease by Smitty's shall be deemed to imply or constitute a further waiver of any other or like condition or covenant in this Sublease.

         25. Miscellaneous. Neither this agreement nor the Lessor-Lessee relationship created hereby shall in any way be construed to create a partnership or joint venture between Smitty's and Partnership, nor any agency relationship whatsoever. This agreement is made and entered into under and pursuant to and shall be governed, interpreted and enforced under and pursuant to the laws of the State of Arizona. This agreement sets forth the entire understanding of the parties and it shall not be changed or terminated orally.

         26. Effect of Master Lease. It is the acknowledged intention of the parties hereto that no term or provision of this Sublease, nor the exercise of any right by either party hereto, shall constitute or effect a breach by Smitty's under the terms of the Master Lease, and the Sublease shall be construed accordingly, insofar as possible; provided, however, that any such term or provision or exercise of any right contained herein which would

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result in such a breach shall be deemed null and void, and of no effect whatsoever.

Recordation

         27. Either party may record a memorandum of this lease and each party agrees to cooperate with the other in the preparation, signing and recording of such memorandum.

         IN WITNESS WHEREOF the parties have executed this Sublease Agreement as of this 1st day of August, 1984.

SCHWAN BROTHERS PROPERTIES              SMITTY'S SUPER VALU, INC.


By: /s/ Jos. S. Schwan                  By:/s/ Stanley J. English-Vice President
    -----------------------------          -------------------------------------
    Partner

    /s/ Stanley V. Schwan
    ------------------------
    Partner

    ------------------------
    Partner

    ------------------------
    Partner

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                                  Exhibit "A"
                           LEGAL DESCRIPTION - STORE 1

That part of the Northeast quarter of the Northeast quarter of Section 16, Township 1 North, Range 3 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

BEGINNING South 45 degrees 0 minutes West 46.88 feet from the Northeast corner of said Section 16, and the true point of beginning; thence Southerly 1310.47 feet to a point 33 feet West of the East line of said Section 16; thence Westerly 652.40 feet to a point that is 1316.25 feet South of the North line of said Section 16; thence Westerly 225.36 feet to a point that is 1318.59 feet South of the North line of said Section 16; thence Northerly 1285.59 feet to a point 33 feet South of the North line of said Section 16; thence Easterly parallel to the North line of said Section 16, a distance of 855.44 feet to the true point of beginning.

Also known as a portion of Tracts 1 and 2 of State Plat No. 2, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, in Book 8 of Maps, Page 24;

EXCEPT the East 40 feet of the Northeast quarter of the Northeast quarter of said Section 16, lying within said property; and

EXCEPT any portion thereof lying within the following described property: A tract of land situate in the Northeast quarter of the Northeast quarter Section 16, Township 1 North, Range 3 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows:

From the Northwest corner of said Northeast quarter of the Northeast quarter of
Section 16, run South 25 degrees 52 minutes 00 seconds East 36.67 feet; thence East, parallel to the North line of said Section 16, a distance of 427.52 feet to the Northwest corner of that parcel of land described as Parcel No. 3 in Warranty Deed recorded in Docket 3630, Page 427, Records of Maricopa County, Arizona, the true point of beginning; thence South 1 degree 01 minute 16 seconds West along the West line of said Parcel No. 3, a distance of 960.00 feet; thence East parallel to the North line of said Section 16, a distance of 100.00 feet; thence North 1 degree 01 minute 16 seconds East, 960.00 feet; thence West, parallel to the North line of Section 16, a distance of 150.00 feet to the point of beginning;

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                                    EXHIBIT B

                     LEGAL DESCRIPTION OF SUBLEASE PROPERTY

That part of the N.E. 1/4 N.E. 1/4, Section 16, T. 1 N. R. 3 E., G. & S. R. B. & M., Maricopa County, Arizona, described as follows:

From the Southeast corner of the said N.E. 1/4 N.E. 1/4, Section,
16, measure S. 89(degree) 53' 38" W. Along the South line of the said N.E.
1/4 N.E. 1/4, Section 16, a distance of 40.00 feet to the point of beginning; thence continuing S. 89(degree) 53' 38" W. 870.12 feet; thence
N. 00(degree) 59' 46" E. 322.22 feet; thence East 250.00 feet; thence N. 00(degree) 59' 46" E. 219.49 feet; thence East 331.72 feet; thence S. 00(degree) 01' 06" W. 385.00 feet; thence East 279.11 feet to a point 40.00 feet Westerly from the East line of the said N.E. 1/4 N.E. 1/4,
Section 16; thence South 155.31 feet to the point of beginning.

Subject to easements and right of way of record.
Net Area:  305,727 S.F. or 7.0185 Ac.


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